Exhibit 21.1

List of Principal Subsidiaries of MOL Global, Inc.

Subsidiaries	Place of Incorporation
MOL AccessPortal Sdn. Bhd.	Malaysia
MOL ManagedServices Sdn. Bhd.	Malaysia
MyCNX Holdings (M) Sdn. Bhd.	Malaysia
MOL AccessPortal Co. Ltd	Thailand
MOL Turkey Bilgi Sistemleri Yayincilik Gida ve Tekstil Sanayi Ticaret Anonim Şirketi	Republic of Turkey
Sihirli Kule Bilgi Sistemleri Ltd	Turkish Republic of Northern Cyprus
MOL SocialPayments Sdn. Bhd.	Malaysia
MOL Online Sdn. Bhd.	Malaysia
GamesHive Sdn. Bhd.	Malaysia
MOLPay Sdn. Bhd.	Malaysia
MOL Loyalty Sdn. Bhd.	Malaysia
MOLCube Sdn. Bhd.	Malaysia
MMOG Asia Sdn. Bhd.	Malaysia
Taiko Galaxy Sdn. Bhd.	Malaysia
MOL Wallet Sdn. Bhd.	Malaysia
Sept 3 Technology Sdn. Bhd.	Malaysia
MOL AccessPortal Pte. Ltd.	Singapore
MOLPay Pte. Ltd.	Singapore
Zest Interactive Co. Ltd.	Thailand
MOL Solutions Co. Ltd.	Thailand
MMOG Asia (Thailand) Co. Ltd.	Thailand
e-Innovations Systems & Networks Thai Company Limited	Thailand
3Sept Corporations Co., Ltd.	Thailand
MOL Group (Thailand) Co., Ltd.	Thailand
MOL Holdings (Thailand) Co., Ltd.	Thailand
MOL AccessPortal Inc.	Philippines
Uniwiz Trade Sales, Inc.	Philippines
PT MOL AccessPortal	Indonesia
MOL AccessPortal Pty. Ltd.	Australia
Rixty, Inc.	United States
Nganluong Joint Stock Company	Vietnam
MOL AccessPortal Co. Ltd.	Taiwan
MOLPay Limited	Hong Kong
Rixty Brasil Intermediação e Agenciamento de Negócios Ltda	Brazil
MOL AccessPortal Pvt. Ltd.	India
Klon Ödeme ve Iletişim Teknolojileri Anonim Şirketi	Turkey
Pintura Ödeme ve Iletişim Teknolojileri Anonim Şirketi	Turkey